Exhibit 10.5

Execution Version

GUARANTY, dated as of September 6, 2023 (this “Guaranty”) made by FS Energy and Power Fund (and, following its name change, FS Specialty Lending Fund or such other name as may be notified to Barclays) (“Guarantor”), a Delaware statutory trust, in favor of Barclays Bank PLC (“Barclays”), a public limited company organized under the laws of England.

WHEREAS Barclays and FSSL Finance BB Seller LLC (the “Company”), a Delaware limited liability company, have entered into a Master Repurchase Agreement (including the Annexes thereto) (the “Master Repurchase Agreement”) and Master Confirmation (the “Master Confirmation”) thereunder, each dated as of the date of this Guaranty (that Master Repurchase Agreement, together with that Master Confirmation and each Transaction (as defined in the Agreement) thereunder, each as amended, modified or supplemented from time to time being referred to herein as the “Agreement”) and it is a requirement of the Agreement that the Company cause this Guaranty to be delivered;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor, intending to be legally bound, agrees as follows.

1. Certain Defined Terms. Terms defined in the Agreement that are used but not otherwise defined in this Guaranty shall have the meanings given to them in the Agreement, except that references to “this Agreement” in the definition of any such term shall also be deemed for purposes of this Guaranty to be references to this Guaranty.

2 Guaranty. Guarantor irrevocably guarantees (as primary obligor and not merely as surety) (i) payment in full as provided in the Agreement of all amounts payable by the Company under the Agreement, as and when those amounts become payable (whether at their scheduled due dates, upon early termination or otherwise, including without limitation amounts which, but for the operation of any stay or injunction, would be due), strictly in accordance with the provisions of the Agreement.

(b) Guarantor’s obligations under this Guaranty shall be unconditional, irrespective of (i) any lack of capacity of the Company, (ii) any lack of validity or enforceability of any provision of the Agreement, (iii) any counterclaim, setoff, deduction or defense of any kind which the Company or Guarantor may have or assert other than the defense of the payment in full of the obligations of the Company under the Agreement and (iv) any variation, extension, waiver, compromise or release of any or all of the obligations of the Company under the Agreement (including, without limitation, entry into or modification or termination of any Transaction) or of any security from time to time therefor or of the obligations of any other guarantor or surety.

(c) This is a continuing Guaranty and a guaranty of payment (not merely of collection), and it shall remain in full force and effect until all amounts payable by the Company under the Agreement have been validly, finally and irrevocably paid in full and shall not be affected in any way by the absence of any action to obtain those amounts from the Company or any other guarantor or surety or to proceed against any other security provided by the Company or any other person or entity.

(d) This Guaranty shall not be affected by the occurrence of any default or Event of Default, by the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving the Company, by any change in the laws, rules or regulations of any jurisdiction or by any present or future action of any governmental authority or court or other person or entity amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of the Company under the Agreement or of Guarantor under this Guaranty or by any other circumstance (other than complete, irrevocable payment) that might vary the risk of or otherwise constitute a legal or equitable discharge or defense of the Company or Guarantor or of a surety or a guarantor.

(e) This Guaranty shall be reinstated if at any time (including any time after its termination or expiration) any payment by the Company, in whole or in part, is rescinded or is otherwise returned by Barclays, whether voluntarily or involuntarily, upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though that payment had not been made.

(f) So long as any amount payable by the Company under the Agreement is overdue and unpaid, Guarantor shall not (i) exercise any right of subrogation or indemnity, or similar right or remedy, against the Company or any other assets or property in respect of any amount paid by Guarantor under this Guaranty or (ii) file a proof of claim in competition with Barclays for any amount owing to Guarantor by the Company on any account whatsoever in the event of bankruptcy, insolvency or liquidation of the Company. If at any time when any such amount is overdue and unpaid Guarantor receives any amount as a result of any action against the Company or any of its property or assets or otherwise for or on account of any payment made by Guarantor under this Guaranty, Guarantor shall forthwith, after receipt thereof, pay that amount received by it to Barclays, to be credited and applied against the amount so payable by the Company. Subject to the foregoing, upon payment by Guarantor of any amounts to Barclays under this Guaranty, all rights of the Guarantor against the Company arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all obligations of the Company under the Agreement.

(g) If the Company merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist, Guarantor shall nonetheless continue to be liable for the payment of all amounts payable by the Company under the Agreement.

(h) Guarantor waives (i) all requirements as to promptness, diligence, presentment, demand on the Company for payment, performance or otherwise, filing of claims, protest and notice of any kind with respect to this Guaranty or the Agreement, except for notices or demands referred to in Section 3(b), and (ii) any requirement that Barclays exhaust any right or take any action against the Company, any collateral security or any other guarantor or surety, or perfect its security interest in any collateral security.

3. Payments Free and Clear. (a) All payments under this Guaranty shall be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If Guarantor is so required to deduct or withhold, then Guarantor will (i) pay to the relevant authorities the full amount required to be deducted or withheld (including any Tax required to be deducted or withheld from any additional amount payable to Barclays under this Section 3 upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Barclays, and in any event before penalties attach thereto or interest accrues thereon), (ii) promptly forward to Barclays an official receipt (or a certified copy), or other documentation reasonably acceptable to Barclays, evidencing such payment to such authorities and, (iii) in addition to the payment to which Barclays is otherwise entitled under this Guaranty, pay to Barclays such additional amount as is necessary to ensure that the net amount actually received by Barclays (free and clear of Taxes, whether assessed against Barclays or Guarantor) will equal the full amount Barclays would have received had no such deduction or withholding been required but only to the extent Barclays would have been entitled to any additional “gross-up” amount under the Agreement for any amounts payable thereunder to which the payment under this Guaranty relates.

(b) If (i) Guarantor is required to make any deduction or withholding on account of any Tax from any payment made by it under this Guaranty, (ii) Guarantor does not make the deduction or withholding and (iii) a liability for or on account of the Tax is therefore assessed directly against Barclays, Guarantor shall pay to Barclays, promptly after demand, the amount of the liability (including any related liability for interest or penalties) but only to the extent Barclays would have been entitled to any such tax indemnification or reimbursement payment under the Agreement for any amounts payable thereunder to which the payment under this Guaranty relates.

4. Contractual Currency. All payments by Guarantor under this Guaranty shall be made in U.S. Dollars, in immediately available funds, without deduction, set off or counterclaim, free and clear of and without reduction or withholding for any taxes. All such payments shall be made in accordance with Part (B)(6) of the Master Confirmation.

5. Remedies. (a) The rights and remedies provided for in this Guaranty are in addition to and not exclusive of any rights and remedies available to Barclays by law in respect of this Guaranty. The provisions of Paragraph 17 of the Master Repurchase Agreement shall apply to this Guaranty as fully as if they were set forth in this Guaranty. Barclays shall be entitled to apply any amount received by it from Guarantor in respect of the Company’s payment obligations under the Agreement to the discharge of those payment obligations in such order as Barclays may from time to time elect in its sole discretion.

(b) Guarantor shall pay or reimburse Barclays on demand for all reasonable and documented costs and out-of-pocket expenses (including fees and expenses of one external counsel) incurred in connection with the enforcement of Barclays’ rights under this Guaranty.

6. Representations and Warranties. Guarantor hereby makes to Barclays the representations and warranties set forth in Paragraph 10(a) of the Master Repurchase Agreement (as if, (a) with respect to Paragraph 10(a)(iv), the words “the violation of which would reasonably be expected to have a material adverse effect on Barclays’ rights under this Guaranty” were inserted after the words “in full force and effect” in clause (iv) of Paragraph 10(a), (b) with respect to Paragraph 10(a)(v), the words “in any material respect” were inserted after the words “will not violate” in clause (v) of Paragraph 10(a), (c) the references therein to the Agreement were references to this Guaranty, and (d) references therein to the Transactions were references to Guarantor’s obligations under this Guaranty), which representations and warranties will be deemed repeated by Guarantor on each Addition Purchase Date and each date on which a Transaction is entered into.

7. Covenants. Guarantor agrees that, so long as the Company has any obligation under the Repurchase Agreement, the Master Confirmation or any Transaction thereunder (other than any contingent obligation or any obligation that is expressed to survive the termination of the Repurchase Agreement, the Master Confirmation and/or any Transaction), Guarantor covenants and at all times shall abide by the following requirements for the benefit of Barclays:

(a)	it shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Guaranty;

(b)	Guarantor shall not, in each case determined on a consolidated basis in accordance with generally accepted accounting principles in effect from time to time in the United States:

(i)	incur additional indebtedness if after giving effect thereto the Guarantor would not be in compliance with the asset coverage ratio requirements applicable to business development companies under the United States Investment Company Act of 1940, as amended; or

(ii)	permit the Guarantor’s total Shareholders’ Equity at the last day of any fiscal quarter of the Guarantor to be less than the product of (a) the Guarantor’s total shareholders’ equity as of March 31, 2023 less the amount of any and all redemptions of tendered shares of the Guarantor (including, without limitation, such shares that are subject to buyback(s) by the Guarantor) since such date and (b) 50%.

8. Amendments, Waivers, Notices. All amendments, waivers and modifications of or to any provision of this Guaranty and any consent to departure by Guarantor from the terms of this Guaranty shall be in writing and signed and delivered by Barclays and, in the case of any such amendment or modification, by Guarantor, and shall not otherwise be effective. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No failure or delay by Barclays in exercising any right, power or privilege in respect of this Guaranty will be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. Any notice or communication to Barclays or Guarantor in connection with this Guaranty shall be addressed (i) to Barclays at its address specified in Part (B)(6) of the Master Confirmation, or such other address as may be specified by Barclays by notice to Guarantor, and (ii) to Guarantor at its address specified below its signature, or such other address as may be specified by Guarantor by notice to Barclays. The giving of notice to Guarantor in any instance shall not entitle Guarantor to any other or further notice in similar or other circumstances.

9. Binding Effect. This Guaranty shall be binding on Guarantor and its successors and assigns. However, Guarantor shall not transfer any of its obligations under this Guaranty without the prior written consent of Barclays, and any purported transfer without that consent shall be void. This Guaranty shall inure to the benefit of Barclays and its successors and assigns.

10. Governing Law; Jurisdiction; Etc. This Guaranty shall be governed by and construed and interpreted in accordance with the law of the State of New York (without reference to the choice of law doctrine). Guarantor hereby irrevocably waives any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Guaranty. With respect to any suit, action or proceedings relating to this Guaranty (collectively, “Proceedings”), Guarantor irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over it. Nothing in this Guaranty contained shall preclude Barclays from bringing an action or proceeding relating to this Guaranty in any other place where Guarantor or any of its assets or revenues may be found or located.

11. Waiver of Immunities. Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property or (iv) attachment of its assets (whether before or after judgment) to which it or its revenues or assets might otherwise be entitled in any suit, action or proceeding relating to this Guaranty in the courts of any jurisdiction and hereby irrevocably agrees to the extent permitted by applicable law that it will not claim any such immunity in any such suit, action or proceeding.

12. Severability. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall remain effective.

13. Headings. The section headings in this Guaranty are for convenience of reference only and shall not affect the meaning or construction of any provision of this Guaranty.

14. Solvency. Guarantor hereby represents and warrants to Barclays that (i) it is not insolvent, and it will not become insolvent as a result of this Guaranty, (ii) it is not engaged or about to become engaged in any business or transaction for which any property remaining with Guarantor is an unreasonably small capital and (iii) it does not intend to incur, or believe that it will incur, debts that would be beyond its ability to pay as such debts mature. This representation and warranty will be deemed repeated on each Addition Purchase Date and each date on which a Transaction is entered into.

IN WITNESS WHEREOF Guarantor has duly executed this Guaranty with effect from the date first written above, on the date specified below.

FS ENERGY AND POWER FUND

By:	/s/ Edward T. Gallivan, Jr.
Title: Chief Financial Officer
Date: 8/2/2023

Address for Notices:

Attention: Amy Tiernan
Telephone: 215-220-4941
Fax No.:

[Barclays-FS – Signature Page to Guaranty]

ACKNOWLEDGED AND AGREED:

BARCLAYS BANK PLC

By:	/s/ Kevin Plattenburg
Name: Kevin Plattenburg
Title: Managing Director

[Barclays-FS – Signature Page to Guaranty]